Filed Pursuant to Rule 433

Registration No. 333-169514

Anheuser-Busch InBev Worldwide Inc.

Pricing Term Sheet

July 7, 2011

$750,000,000 1.500% Notes due 2014

Issuer:	Anheuser-Busch InBev Worldwide Inc.

Guarantors:	Anheuser-Busch InBev SA/NV, Brandbrew S.A., Cobrew NV/SA, Anheuser-Busch Companies, Inc.

Issuer Ratings*:	Baa1 (stable outlook) at Moody’s / A- (stable outlook) at S&P / A- (stable outlook) at Fitch

Legal Format:	SEC Registered

Ranking:	Senior Unsecured

Trade Date:	July 7, 2011

Settlement Date:	(T+5); July 14, 2011

Bookrunners:	Barclays Capital Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., SG Americas Securities, LLC

Business Days:	New York, London, Brussels

Listing:	NYSE

Principal Amount:	$750,000,000

Maturity:	July 14, 2014

Denominations/Multiples:	$1,000/$1,000

Day Count:	30/360

Interest Payment Dates:	January 14 and July 14

First Payment Date:	January 14, 2012

Coupon:	1.500%

Benchmark Treasury:	0.750% due 06/2014

Benchmark Yield:	0.801%

Spread to Benchmark:	+70bps

Yield to Maturity:	1.501%

Price to Public:	99.997%

Make-Whole Call:	T+10 bps

CUSIP:	03523T BL1

ISIN:	US03523TBL17

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Deutsche Bank Securities Inc. at 1-800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, RBS Securities Inc. at 1-866-884-2071, and SG Americas Securities, LLC at 1-855-881-2108.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities prior to the third business day before the delivery of the securities will be required, by virtue of the fact that the securities initially will settle in T+5, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the securities who wish to make such trades should consult their own advisor.

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, Standard and Poor’s, or Fitch. Each of the security ratings above should be evaluated independently of any other security rating.

Filed Pursuant to Rule 433

Registration No. 333-169514

Anheuser-Busch InBev Worldwide Inc.

Pricing Term Sheet

July 7, 2011

$300,000,000 Floating Rate Notes due 2014

Issuer:	Anheuser-Busch InBev Worldwide Inc.

Guarantors:	Anheuser-Busch InBev SA/NV, Brandbrew S.A., Cobrew NV/SA, Anheuser-Busch Companies, Inc.

Issuer Ratings*:	Baa1 (stable outlook) at Moody’s / A- (stable outlook) at S&P / A- (stable outlook) at Fitch

Legal Format:	SEC Registered

Ranking:	Senior Unsecured

Trade Date:	July 7, 2011

Settlement Date:	(T+5); July 14, 2011

Bookrunners:	Barclays Capital Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., SG Americas Securities, LLC

Listing:	NYSE

Principal Amount:	$300,000,000

Maturity:	July 14, 2014

Denominations/Multiples:	$1,000/$1,000

Day Count:	Actual/360

Day Count Convention:	Modified Following. If any Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

Interest Payment Dates:	Quarterly on January 14, April 14, July 14, October 14

First Payment Date:	October 14, 2011

Interest Reset Date:	First day of each Interest Period other than the first Interest Period, subject to the Day Count Convention

Interest Periods:	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on July 14, 2011, and will end on, but not include, the First Interest Payment Date.

Interest Determination Date:	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date.

London Business Day:	Any weekday on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

Coupon:	The Interest Rate for the first Interest Period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on July 12, 2011, plus the Spread to Benchmark (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the Spread to Benchmark. The Interest Rate will be reset quarterly on each Interest Reset Date.

Benchmark:	3-month US$ LIBOR

Spread to Benchmark:	+36 bps

Price to Public:	100.000%

CUSIP:	03523T BK3

ISIN:	US03523TBK34

Calculation Agent:	The Bank of New York Mellon Trust Company, N.A.

Calculation of U.S. dollar LIBOR:	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services that may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the notes shall be conclusive and binding on the holders of the notes, the Issuer and the trustee, absent manifest error.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Deutsche Bank Securities Inc. at 1-800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, RBS Securities Inc. at 1-866-884-2071, and SG Americas Securities, LLC at 1-855-881-2108.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities prior to the third business day before the delivery of the securities will be required, by virtue of the fact that the securities initially will settle in T+5, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the securities who wish to make such trades should consult their own advisor.

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, Standard and Poor’s, or Fitch. Each of the security ratings above should be evaluated independently of any other security rating.

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